Exhibit 1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made and entered into this 4th day of April, 2003 by and between GENESEE HOLDINGS, INC. (“Genesee”), a Washington corporation, and KEVIN R. KEATING, an individual (“Purchaser”).

R E C I T A L S

A.            Genesee owns 66,060,000 shares (collectively, the “Shares”) of the $.0001 par value common stock (“Common Stock”) of ESCAgenetics Corporation (“ESNG”), a Delaware corporation.

B.            The Shares constitute at least a majority of the outstanding shares of capital stock and voting equity of ESNG.

C.            Genesee is the holder of a convertible Promissory Note made by ESNG in the principal amount of up to $300,000, a copy of which is attached hereto as Exhibit 1 (the “Note”).

D.            The outstanding principal balance of the Note plus all interest accrued thereon up to and including March 31, 2003 equals $ 253,100.

E.             Genesee wishes to sell to Purchaser, and Purchaser desires to purchase from Genesee, the Shares and the Note, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

A G R E E M E N T

1.             Incorporation of Recitals.  The foregoing Recitals are incorporated herein by this reference.

2.             Sale and Purchase of the Shares and the Note.  Subject to the terms and conditions hereof, at the Closing, Genesee agrees to sell to Purchaser, and Purchaser agrees to purchase from Genesee, the Shares and the Note, for an aggregate purchase price of $150,000.00 (the “Purchase Price”).  The Purchase Price shall be allocated between the Shares and the Note as follows: $100,128.33 of the Purchase Price is allocated to the Shares, and $49,871.67 is allocated to the Note.

3.             Closing.

3.1           The purchase and sale of the Shares and the Note (the “Closing”) shall take place at the office of Purchaser, 645 Beachland Boulevard, Vero Beach, Florida 32963, at 1:00 p.m., Florida time, on the date of execution of this Agreement.

3.2           At the Closing, Genesee shall deliver to Purchaser (a) an executed copy of this Agreement, (b) a certificate representing the Shares, accompanied by a duly endorsed stock power, with signature medallion guaranteed, in form and substance satisfactory to Purchaser, and (c) the Note, duly negotiated in blank or accompanied by a duly endorsed form of assignment or other instrument of transfer satisfactory to Purchaser, against delivery to Genesee of an executed copy of this Agreement and payment of the Purchase Price by wire transfer to such account as may be designated by Genesee prior to the Closing.

3.3           From time to time after the Closing, and without further consideration, Genesee will execute and deliver such other instruments of transfer and take such other actions as Purchaser may reasonably request in order to more effectively transfer to Purchaser the Shares and the Note, and otherwise consummate the transactions contemplated by this Agreement.

3.4           It is a condition precedent to Purchaser’s obligations at the Closing that ESNG have taken steps to commence the dissolution of PHYTOpharmaceuticals, Inc., and that Genesee deliver to Purchaser at or prior to the Closing documentation of such commencement in form and substance acceptable to Purchaser.

4.             Representations and Warranties of Genesee.  Genesee hereby represents and warrants to Purchaser as follows:

4.1           Authorization.  All corporate action on the part of Genesee necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder at the Closing has been taken or will be taken prior to the Closing, and this Agreement shall constitute the valid and legally binding obligation of Genesee, enforceable in accordance with its terms except as limited by the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2           Validity; Title.  The Shares, when sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.  Genesee owns, beneficially and of record, good and marketable title to the Shares, free and clear of all security interests, liens, adverse claims, encumbrances, proxies, options or stockholders’ agreements.  At the Closing, Genesee will convey to Purchaser good and marketable title to the Shares, free and clear of any security interests, liens, adverse claims, encumbrances, proxies, options or stockholders’ agreements.

4.3           Organization and Good Standing.  ESNG is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on ESNG.

4.4           Capitalization.  ESNG’s authorized capital stock consists of (a) 101,000,000 shares of common stock, $0.0001 par value per share, 73,402,516 of which are issued and outstanding, and (b) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding.  All of the issued and outstanding shares of ESNG common stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

4.5           Subsidiaries.

4.5.1   Except as set forth on Schedule 4.5, ESNG does not, directly or indirectly, own any shares of any capital stock or other equity interest in, has not made any investment in, and does not control or have any proprietary interest in, any corporation, partnership, joint venture or other business association or entity (any such entity is referred to as a “Subsidiary”).

4.5.2  Schedule 4.5 indicates for each Subsidiary the following information: its name, jurisdiction and date of incorporation, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock, and the current ownership of such shares. Annexed to Schedule 4.5 are true and complete copies of the charter, bylaws and other similar organizational documents of each Subsidiary, as well as any shareholder agreement relating to such Subsidiary, and any acquisition agreement relating to any Subsidiary.  All corporate or other action that has been taken by any Subsidiary since August 22, 1996 has been duly authorized and does not conflict with or violate of any provision of its charter, bylaws or other organizational documents.

4.5.3  Except as set forth on Schedule 4.5, but subject to Section 3.4, each Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and is duly qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on such Subsidiary or ESNG.

4.5.4  Except as set forth on Schedule 4.5, all outstanding shares of capital stock of each Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and are owned (either directly or indirectly) by ESNG free and clear of all security interests, liens, adverse claims, encumbrances, proxies, options or stockholders’ agreements.

4.5.5  Except as set forth on Schedule 4.5, there are no outstanding securities convertible into or exchangeable for the capital stock of or other equity interests in any Subsidiary and no outstanding options, rights, subscriptions, calls, commitments, warrants or rights of any character for ESNG, any Subsidiary or any other person to purchase, to subscribe for or to otherwise acquire any shares of such stock or other securities of any Subsidiary.

4.5.6  Except as set forth on Schedule 4.5, there are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of or other equity interests in any Subsidiary.

4.6           No Conflicts.  Neither the execution and delivery of this Agreement by Genesee nor the consummation by Genesee of the transactions contemplated hereby, nor compliance by Genesee with any of the provisions hereof, will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Genesee is a party or by which Genesee or its property may be bound or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Genesee.

4.7           SEC Documents.  Genesee hereby makes reference to the following documents filed by ESNG with the United States Securities and Exchange Commission (the “SEC”), as posted on the SEC’s website, www.sec.gov  (collectively, the “SEC Documents”): (a) Annual Reports on Form 10-KSB for the fiscal years ended September 30, 2002 and 2001; (b) Quarterly Reports on Form 10-QSB for the periods ended March 31, 2003, December 31, 2002, June 30, 2002, March 31, 2002, December 31, 2001, and (c) Current Reports on Form 8-K filed with the SEC on March 13, 2003, February 19, 2003, February 20, 2002 and December 28, 2001.  The SEC Documents constitute all of the documents and reports that ESNG was required to file with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations promulgated thereunder by the SEC since September 30, 2001.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ESNG included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) (except, in the case of unaudited statements, as permitted by the applicable form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of ESNG as of the dates thereof and its statements of operations, shareholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on ESNG, its business, financial condition or results of operations).  Except as and to the extent set forth on the consolidated balance sheet of ESNG at March 31, 2003, including the notes thereto, and liabilities and obligations incurred by ESNG in the ordinary course of its business since March 31, 2003 which do not exceed $10,000 in the aggregate, ESNG has no material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not).

4.8           Financial Statements.

4.8.1        Included in the SEC Documents are the audited consolidated balance sheet of ESNG and its subsidiaries at September 30, 2002, and the related consolidated statements of operations and shareholders’ equity (deficit), and cash flows for the year then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Deloitte and Touche LLP, independent auditor (collectively, “ESNG’s Audited Financials”).

4.8.2        Included in the SEC Documents are the unaudited balance sheet of ESNG and its subsidiaries as of March 31, 2003 and the related consolidated statements of operations and shareholders’ equity (deficit) for the three months ended March 31, 2003, as reviewed by Hein & Associates LLP (“ESNG’s Interim Financials”).

4.8.3        ESNG’s Audited Financials and ESNG’s Interim Financials (collectively “ESNG’s Financial Statements”) are (i) in accordance with the books and records of ESNG, (ii) correct and complete, (iii) fairly present the financial position and results of operations of ESNG as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with U.S. GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on ESNG, its business, financial condition or results of operations).

4.9           Events Subsequent to Financial Statements.  Except as set forth on Schedule 4.9 or as reflected in the Quarterly Reports on Form 10-QSB for the periods ended March 31, 2003 and December 31, 2002, since September 30, 2002:

(a)           ESNG has not entered into any transaction or contract or conducted any business other than seeking a business combination or other strategic transaction;

(b)           ESNG has not failed to pay and discharge its current liabilities in the ordinary course of business consistent with past practice;

(c)           ESNG has not incurred any indebtedness or liability or assumed any obligations;

(d)           ESNG has not waived or released any right of any material value;

(e)           ESNG has not paid any compensation or benefits to officers or directors of ESNG;

(f)            ESNG has not made or authorized any amendment in the Certificate of Incorporation or Bylaws of ESNG; and

(g)           there has been no material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of ESNG.

4.10         Public Listing of ESNG.  ESNG has never been since August 22, 1996 listed on any national stock exchange or national market system in the United States or elsewhere except the Nasdaq OTC Bulletin Board.

4.11         Litigation.  There is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of Genesee, overtly threatened against ESNG (or to the knowledge of Genesee, pending or threatened, against any of the officers or directors of ESNG with respect to their business activities on behalf of ESNG), or to which ESNG is otherwise a party, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of Genesee is there any reasonable basis for any such action, proceeding or investigation.

4.12         Governmental Consents.  All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any U.S., federal or state governmental authority on the part of Genesee required in connection with the consummation of the transactions contemplated herein shall have been obtained prior to and be effective as of the Closing, except that Genesee shall be required to file with the SEC following the Closing an amendment to its Schedule 13D.

4.13         Third Party Consents.  All third party consents, approvals, orders or authorizations required to be obtained by Genesee in connection with the consummation of the transactions contemplated herein have been obtained.

4.14         Disclosure.  The representations and warranties and statements of fact made by Genesee in this Agreement are accurate, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

5.             Representations and Warranties of Purchasers.  Purchaser hereby represents and warrants to Genesee as follows:

5.1  Investment and Related Representations.

5.1.1  Shares and Note as “Restricted” Securities.  Purchaser is aware that neither the Shares nor the Note nor the offer or sale thereof to the Purchaser have been registered under the Securities Act of 1933, as amended (“Securities Act”), or under any foreign or state securities law.  Purchaser further understands that no registration statement has been filed with the Securities and Exchange Commission (“SEC”), nor with any other U.S. or foreign regulatory authority and that, as a result, any benefit which might normally accrue to an investor such as the Purchaser by an impartial review of such a registration statement by the SEC or other regulatory commission will not be forthcoming.  Purchaser acknowledges that the Shares and the Note are being offered pursuant to certain exemptions from Section 5 of the Securities Act for offers and sale of securities not involving an issuer, underwriter or dealer.  Purchaser understands that the Shares and the Note are “restricted” securities under U.S. federal securities laws inasmuch as they are being acquired from an affiliate of the issuer and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Purchaser represents that he is familiar in general with Rule 144 under the Securities Act (which provides generally for a one year holding period and limitations on the amount of “restricted” securities that can be sold in compliance with the rule upon completion of the holding period), and understands the resale limitations imposed thereby and by the Securities Act.  Purchaser understands that each certificate representing the Shares and any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger or similar event (unless no longer required in the opinion of counsel for ESNG) shall be stamped or otherwise imprinted with legends substantially in the following forms (in addition to any legend that may now or hereafter be required by applicable state law):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES, OR

DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF SUCH SECURITIES THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN FULL COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS SOLD IN COMPLIANCE WITH RULE 144 UNDER SUCH ACT.”

Purchaser agrees that he will not sell any portion of Shares or the Note except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act.  Purchaser understands that ESNG shall refuse to transfer the Shares and the Note except in accordance with the restrictions and agreements of Purchaser set forth in this Section 5.1.

5.1.2  Investment Representation.  The Shares and the Note are being acquired by Purchaser pursuant to this Agreement for investment and not with a view to the public resale or distribution thereof unless pursuant to an effective registration statement or exemption under the Securities Act.

5.1.3  No Public Solicitation.  Purchaser is acquiring the Shares and the Note after private negotiation and has not been attracted to the acquisition of the Shares by any press release, advertising or publication.

5.1.4  Investor Sophistication and Ability to Bear Risk of Loss.  Purchaser acknowledges that he is able to protect his interests in connection with the acquisition of the Shares and the Note and can bear the economic risk of investment in such securities without producing a material adverse change in Purchaser’s financial condition.  Purchaser otherwise has such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of the investment in the Shares and the Note.

5.3           No Conflicts.  Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or his  property may be bound or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser.

5.4           Governmental Consents.  All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any U.S., federal or state governmental authority on the part of Purchaser required in connection with the consummation of the transactions contemplated herein shall have been obtained prior to and be effective as of the Closing, except that Purchaser shall be required to file with the SEC following the Closing a Schedule 13D and such other documents as may be required by the Exchange Act.

5.5           Third Party Consents.  All third party consents, approvals, orders or authorizations required to be obtained by Purchaser in connection with the consummation of the transactions contemplated herein have been obtained.

6.             Indemnification.  Each of Genesee and Purchaser hereby agrees to indemnify and hold harmless the other and each of the other’s affiliates and each of their respective officers, directors, partners, members, managers, shareholders, employees and agents from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies, and agrees to reimburse the other for all reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel), in each case promptly as incurred by the other, to the extent arising out of or in connection with (a) any material misrepresentation or material breach of any of the other’s representations or warranties contained in this Agreement; (b) any failure by the other to perform any of its covenants, agreements, undertakings or obligations set forth in this Agreement, or (c) any operations of ESNG or transactions involving ESNG or any Subsidiary (including PHYTOpharmaceuticals, Inc.) occurring (i) in the case of the indemnification by Genesee, prior to the Closing Date, or (ii) in the case of the indemnification by Purchaser, on or after the Closing Date.

7.             Miscellaneous.

7.1  Cumulative Remedies.  Subject to Section 6, any person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law, which rights may be exercised cumulative and not alternatively.

7.2  Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

7.3  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or the other documents.

7.4  Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts when taken together will constitute one and the same agreement.

7.5  Notices.  Any approvals, consents or notices required or permitted to be sent or given shall be delivered in writing personally or mailed, certified mail, return receipt requested, to the following addresses and shall be deemed to have been received within five days after such mailing:

If to PURCHASER:	Kevin R. Keating, an individual 645 Beachland Boulevard Vero Beach, Florida 32963

If to GENESEE:	Genesee Holdings, Inc. c/o Genesee Investments 10500 NE 8th Street

Suite 1920 Bellevue, Washington 98004-4332 Attn: Donald R. Morken, President

7.6  Litigation Costs.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions thereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

7.7  Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter thereof, and supersedes all prior and contemporaneous agreements and understandings.

7.8  Governing Law.  This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties to this Agreement has executed or caused this Agreement to be executed as of the date first above written.

“Genesee”

GENESEE HOLDINGS, INC.

	By:	/s/ Donald R. Morken
Name: Donald R. Morken
Title: President

“Purchaser”

/s/ Kevin R. Keating
KEVIN R. KEATING, an individual

PROMISSORY NOTE

Bellevue, Washington	December 1, 2002

US$300,000.00

1.             Promise to Pay.  FOR VALUE RECEIVED, ESCAGENETICS CORPORATION, a Delaware corporation (“Maker”), hereby promises to pay on demand to the order of GENESEE HOLDINGS, INC. (“Holder”), a Washington corporation, at the principal business office of Holder at 10500 NE 8th Street, Suite 1920, Bellevue, Washington 98004, or at such other place as the holder of this Note may designate in writing from time to time, (a) the principal sum of Three Hundred Thousand Dollars (US$300,000.00) or (b) the aggregate principal amount of all unreimbursed advances made by Holder to Maker since Maker’s Third Amended Plan of Reorganization became effective on August 22, 1996, whichever is less, together with simple interest on any and all unreimbursed advances from and including the date hereof to the Business Day (a day of the year on which national banks in Washington state are not required or permitted to be closed) on which any principal amount is demanded, at the rate of 5% per annum, or the maximum rate permitted by applicable law, whichever is less.

2.             Conversion Right and Conversion Price.  The Holder shall have the right, at its option, at any time, to convert the principal amount of this Note and accrued but unpaid interest thereon into that number of fully-paid and nonassessable shares of Common Stock of the Maker obtained by multiplying the principal amount of this Note and accrued but unpaid interest thereon by 130 (which number may be equitably adjusted for splits, subdivisions, combinations or reclassifications of the Common Stock).  Holder shall exercise its right of conversion by surrendering this note to Maker accompanied by a duly executed Notice of Conversion in the form attached hereto as Exhibit A.  Such conversion shall be deemed to have been made at the close of business on the Business Day that this Note is surrendered for conversion.

3.             Costs/Expenses, Etc.  The Maker agrees to pay on demand all costs and expenses in connection with the enforcement (whether through legal proceedings, negotiations or otherwise) of this Note (such costs and expenses shall include, without limitation, the fees and disbursements of legal counsel).  The obligations of the Maker under this paragraph 3 shall survive the payment in full of this Note.

4.             Obligations of Others.  The Maker’s obligations under this Note will also be binding on the Maker’s successors, assigns and legal representatives.

5.             Notices.  All notices hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid.  Notices to the Holder shall be sent to its address set forth in paragraph 1 above.  Notices to the Maker shall be sent to the address set forth below until the Maker specifies another address in a notice delivered to the Holder in accordance with this paragraph.  Notice will be deemed received, if to the Holder, upon actual receipt, and if to the Maker, two business days after the mailing of notice in the case of certified or registered mail, or upon confirmation of delivery by overnight delivery service, as the case may be.

6.             Waiver; Governing Law.  The Maker hereby waives presentment for payment, demand, notice of dishonor and protest of this Note and further agrees that this Note shall be deemed to have been made under and shall be governed by the laws of the State of Washington in all respects, including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as the Holder may consent thereto in writing duly signed for and on its behalf.

7.             Business Purpose.  The Maker hereby warrants to the Holder hereof that this Note is given in connection with a transaction entered into exclusively for commercial or business purposes.

8.             Headings.  Headings as used herein are for convenience only and shall have no force or effect upon the construction or interpretation hereof.

NOTICE:  ORAL AGREEMENTS, PROMISES, OR COMMITMENTS TO:  (1) LOAN MONEY, (2) EXTEND CREDIT, (3) MODIFY OR AMEND ANY TERMS OF THE NOTE, (4) FORBEAR FROM ENFORCING REPAYMENT OF THE NOTE OR THE EXERCISE OF ANY REMEDY UNDER THE NOTE, OR (5) MAKE ANY OTHER FINANCIAL ACCOMMODATION PERTAINING TO THE NOTE ARE ALL UNENFORCEABLE UNDER WASHINGTON LAW.

MAKER:		ESCAGENETICS CORPORATION

		By:	/s/ Michelle Kline
Michelle Kline, President

		Address:	10500 NE 8th Street, Suite 1920
Bellevue, Washington 98004

Endorsement:

GENESEE HOLDINGS, INC.

By:	/s/ Donald R. Morken
Donald R. Morken, President

Form of Conversion Notice

TO ESCAGENETICS CORPORATION:

The undersigned Holder of this Note hereby irrevocably exercises the option to convert this Note into shares of Common Stock of ESCAGenetics Corporation in accordance with the terms of the Note, and directs that the shares issuable and deliverable upon such conversion be issued and delivered to the Holder hereof unless a different name has been indicated below.  If shares are to be issued in the name of a person other than the undersigned, this Note must be duly endorsed by, or accompanied by instruments of transfer in form satisfactory to ESCAgenetics Corporation duly executed by, the undersigned, and the undersigned will pay all transfer taxes payable with respect thereto.

Dated: , 200 .

GENESEE HOLDINGS, INC.

By:

Its:

If different from that of Holder, print name, address (including zip code) and social security or other taxpayer identification number of person in whose name the Common Stock will be issued:

Taxpayer Identification Number of Holder: